Filed Pursuant to Rule 433

Registration No. 333-179875

November 14, 2013

STATE STREET CORPORATION

The information herein relates to the offering of State Street Corporation’s senior notes (the “Senior Notes Offering”) and should be read together with the preliminary prospectus supplement dated November 14, 2013 relating to the Senior Notes Offering.

On November 14, 2013, Moody’s Investors Service, or Moody’s, made an announcement concerning the long-term debt ratings of State Street Corporation and State Street Bank and Trust Company. The ratings with respect to the long-term senior and subordinated debt of State Street Corporation were confirmed at A1 and A2, respectively. The ratings with respect to the long-term senior and subordinated debt of State Street Bank and Trust Company were downgraded from Aa2 to Aa3 and from Aa3 to A1, respectively.*

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

This communication is intended for the sole use of the person to whom it is provided by us. The issuer has filed a registration statement, including a prospectus, with the SEC for the Senior Notes Offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC at 1-866-718-1649, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or Goldman, Sachs & Co at 1-866-471-2526.